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                                                                    EXHIBIT 99.4

                           KEARNS-TRIBUNE CORPORATION
                              400 TRIBUNE BUILDING
                          SALT LAKE CITY, UTAH  84111

                                                                  April 18, 1997


Dr. John C. Malone
12750 Pine Drive
Parker, Colorado 80134

Dear Dr. Malone:

          In connection with transactions contemplated by the Agreement and Plan of Merger, dated as of April 18, 1997, among Kearns-Tribune Corporation ("KT"), Tele-Communications, Inc. ("TCI") and TCI KT Merger Sub, Inc. (the "Merger Agreement"), you have asserted certain rights under the letter agreement, dated June 17, 1988, among you, KT and Bob Magness (the Letter Agreement"). Without taking any position with respect to your interpretation, by our execution hereunder, we agree that immediately prior to the Effective Time (as defined in the Merger Agreement) and provided that all conditions precedent to KT's obligation to consummate the merger have been satisfied or waived, you may acquire from KT (i) all of the shares of Tele-Communications, Inc. Series B TCI Group Common Stock ("TCI Series B Stock") owned by KT in exchange for your delivery to KT of an equal number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, and (ii) all of the shares of Tele-Communications, Inc. Series B Liberty Media Group Common Stock ("LMG Series B Stock") owned by KT in exchange for your delivery to KT of an equal number of shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock. It is further agreed that you may elect to acquire all, any portion, or any combination of such shares of TCI Series B Stock and LMG Series B Stock as provided above and that you are under no obligation to acquire any such shares. In the event the Merger Agreement is terminated, this Agreement shall also terminate and have no effect on the validity or enforceability of the Letter Agreement.

          If the foregoing accurately reflects our agreement, please so indicate by executing and returning a counterpart of this letter.

                                       Very truly yours,

                                       KEARNS-TRIBUNE CORPORATION


                                       By:  /s/ Dominic A. Welch
                                           ----------------------
                                           Name:  Dominic A. Welch
                                           Title: President

ACCEPTED AND AGREED
this 18th day of April, 1997


  /s/ John C. Malone
----------------------
John C. Malone